Exhibit 10.7

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (“Separation Agreement”) is entered into by and between Electromed, Inc., a Minnesota corporation (“Electromed”) and Terry Belford (“Belford”).

RECITALS

A.        Electromed and Belford entered into a Transition Agreement (the “Transition Agreement”).

B.        Pursuant to the Transition Agreement, Belford has voluntarily resigned his employment and any and all positions with Electromed, including but not limited to Chief Financial Officer (“CFO”).

C.        Belford desires to receive, and Electromed desires to provide in exchange for a release of claims and other promises, separation pay to assist Belford with his transition.

D.        Electromed and Belford desire to set forth fully their understanding and agreement with respect to the terms of Belford’s separation from Electromed.

NOW, THEREFORE, in consideration of the mutual covenants and promises made by and between the parties, the receipt and adequacy of which is acknowledged, Electromed and Belford hereby agree as follows:

1.        Separation.

a.        The parties agree that Belford has resigned as an employee and CFO of Electromed effective as of the Separation Date. For purposes of this Separation Agreement, the “Separation Date” means the earlier of (a) October 31, 2011, or (b) the date on which Electromed’s new CFO commences employment. Electromed agrees to provide prompt notice to Belford of the date the new CFO commences employment if that date is prior to October 31, 2011.

b.        Belford acknowledges and agrees that he has received his final paycheck, which includes payment for services through October 31, 2011, and that he has received all compensation owed to him through October 31, 2011 by virtue of his employment with Electromed or separation thereof, including but not limited to wages for services rendered through October 31, 2011 and bonus payments for performance during the calendar year ending December 31, 2010.

c.        Upon receipt of $27,690.00, less applicable deductions and withholding, representing payment for accrued and unused vacation through October 31, 2011, Belford acknowledges and agrees that he has received all benefits that may be owed to him by virtue of his employment with Electromed or separation thereof.

d.        The COBRA period for continuation of Belford’s insurance coverage under Electromed’s group plans will begin on the first day of the month immediately following the Separation Date. Information regarding Belford’s right to elect COBRA coverage will be sent to him via separate letter.

e.        Belford is not eligible for any other payments or benefits by virtue of his employment with Electromed or termination thereof except for those expressly described in this Separation Agreement. Belford will receive the Separation Pay described in Section 2 of this Separation Agreement if, and only if, (i) Belford signs the Transition Agreement, (ii) Belford has not materially breached terms of the Transition Agreement, and (iii) Belford’s resignation pursuant to Section 2 of the Transition Agreement has become effective, and (iv) Belford signs (and does not rescind in whole or in part) this Separation Agreement on the later of ten (10) calendar days after the Separation Date, or twenty-one (21) calendar days from the date Belford receives this Separation Agreement.

2.        Separation Pay. Specifically in consideration of Belford’s signing this Separation Agreement and subject to the limitations, obligations, and other provisions contained in this Separation Agreement, Electromed agrees as follows:

a.        To pay Belford Separation Pay in the amount of $147,310.00 less applicable deductions and withholding, which the parties acknowledge includes six months Separation Pay and all bonus payments for performance during the calendar year ending December 31, 2011 to which Belford may be entitled under the New Employment Agreement dated effective January 1, 2010 (the “Employment Agreement”). Payment under this Section 2.a. will be paid in a lump sum on the first day of the seventh month following Belford’s “separation from service,” as defined in Code Section 409A.

3.        Release of Claims. Specifically in consideration of the Separation Pay described in Section 2, to which Belford would not otherwise be entitled, by signing this Separation Agreement Belford, for himself and anyone who has or obtains legal rights or claims through him, agrees to the following:

a.        Belford hereby does release and forever discharge the “Released Parties” (as defined in Section 3.e. below) of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, Belford has or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with his employment with Electromed, or the termination of that employment, or otherwise, and however originating or existing, from the beginning of time through the date of his signing this Separation Agreement.

b.        This release includes, without limiting the generality of the foregoing, any claims Belford may have for any of the following:

•	wages, compensation, distributions, bonuses, commissions, penalties, deferred compensation, vacation, sick, and/or PTO pay, separation pay and/or benefits;

•	defamation of any kind including, but not limited to, libel, slander; invasion of privacy; negligence; emotional distress; breach of express, implied or oral contract; estoppel; fraud; intentional or negligent misrepresentation; breach of any implied covenants; wrongful prosecution; assault or battery; negligent hiring, supervision or retention;
•	wrongful discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment);
•	violation of any of the following:
	o	the United States Constitution,
	o	the Minnesota Constitution,
	o	the Minnesota Human Rights Act, Minn. Stat. § 363A.01 et seq.,
	o	Minn. Stat. Chapters 177 and 181,
	o	Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq.,
	o	the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.,
	o	the Older Workers Benefit Protection Act, 29 U.S.C. § 623 et seq.,
	o	Civil Rights Act of 1866, 42 U.S.C. § 1981,
	o	Civil Rights Act of 1991, 42 U.S.C. § 1981a,
	o	the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.,
	o	the Genetic Information Nondiscrimination Act of 2008,
	o	the Employee Retirement Income Security Act of 1976, 29 U.S.C. § 1001 et seq.,
	o	the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.,
	o	the National Labor Relations Act, 29 U.S.C. § 151 et seq.,
	o	the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.,
	o	the Fair Credit Reporting Act, 15 U.S.C. §§ 1681 et seq.,
	o	the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et seq., or
	o	any other federal, state or local statute prohibiting discrimination in employment or granting rights to Belford arising out of the employment relationship with Electromed or termination thereof;
•	any claim for retaliation, including any claim for retaliation under Minn. Stat. Chapter 176; and
•	any claim for discrimination or harassment based on sex, race, color, creed, religion, age, national origin, marital status, sexual orientation, disability, genetic information, status with regard to public assistance, or any other legally-protected class.

c.        Belford hereby waives any and all relief not provided for in this Separation Agreement. Belford understands and agrees that, by signing this Separation Agreement, he waives and releases any claim to employment with Electromed.

d.        Belford is not, by signing this Separation Agreement, releasing or waiving (i) any vested interest he may have in any 401(k), pension, or profit sharing plan by virtue of his employment with Electromed, (ii) any rights or claims that may arise after the Separation Agreement is signed, (iii) the Separation Pay specifically promised to him in Section 2 of this Separation Agreement, (iv) the right to institute legal action for the purpose of enforcing the provisions of this Separation Agreement, (v) the right to file a charge of discrimination with a governmental agency such as the Equal Employment Opportunity Commission (although Belford agrees that he will not be able to recover any award of money or damages if he files such a charge or has a charge filed on his behalf) or to testify, assist, or participate in an investigation, hearing, or proceeding conducted by such an agency, (vi) any rights he has under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); (vii) any existing rights pertaining to outstanding warrant agreements; or (viii) the right to coverage and indemnification under Electromed’s directors’ and officers’ insurance coverage for acts or omissions in the course and scope of his employment with Electromed as set forth in and governed by Electromed’s D&O insurance policy.

e.        The “Released Parties,” as used in this Separation Agreement, means Electromed, Inc. and any of its subsidiaries, divisions, affiliated entities, and its and their present and former officers, directors, shareholders, trustees, employees, agents, attorneys, insurers, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of Electromed, in their official and individual capacities.

4.        Notice of Right to Consult Attorney and Twenty-One (21) Calendar Day Consideration Period. By signing this Separation Agreement, Belford acknowledges and agrees that Electromed has informed him by this Separation Agreement that (a) he has the right to consult with an attorney of his choice prior to signing this Separation Agreement and Electromed encourages him to do so, and (b) he is entitled to twenty-one (21) calendar days from his receipt of this Separation Agreement to consider whether the terms are acceptable to him. Electromed encourages Belford to use the full 21-day period to consider this Separation Agreement but he has the right, if he chooses, to sign this Separation Agreement prior to the expiration of the twenty-one (21) day period; provided, however, that Belford may not sign this Separation Agreement until on or after the Separation Date.

5.        Notification of Rights under the Minnesota Human Rights Act (Minn. Stat. Chapter 363A) and the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.). Belford is hereby notified of his right to rescind (revoke) the release of claims contained in Section 3 with regard to claims arising under the Minnesota Human Rights Act, Minnesota Statutes Chapter 363A, within fifteen (15) calendar days of his signing this Separation Agreement, and with regard to claims arising under the federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., within seven (7) calendar days of his signing this Separation Agreement. The two rescission periods will run concurrently. In order to be effective, the rescission must

a.        Be in writing; and

b.        Delivered to Robert D. Hansen, Chief Executive Officer, Electromed, Inc., 500 Sixth Avenue NW, New Prague, MN 56071 by hand or mail within the required period; and

c.        If delivered by mail, the rescission must be postmarked within the required period, properly addressed to Robert Hansen, as set forth above, and sent by certified mail, return receipt requested.

This Separation Agreement will be effective upon the expiration of the 15-day period. Notwithstanding the foregoing, if Belford rescinds any part of this Separation Agreement in accordance with this Section 5, Electromed will have the right to void this Separation Agreement by giving Belford written notice within ten (10) calendar days after Electromed’s receipt of his rescission notice. If Electromed exercises its right to void the Separation Agreement, then Belford will not receive or be entitled to the Separation Pay described in Section 2 of this Separation Agreement.

6.        Post-Separation Restrictions and Obligations.

a.        Non-Competition. Belford agrees that he will abide by the restrictions and obligations described in his Non-Competition, Non-Solicitation, and Confidentiality Agreement dated effective January 1, 2010 (the “Non-Competition Agreement”).

b.        Cooperation. Belford agrees to provide Electromed the following for no additional payment or compensation other than the compensation and benefits outlined herein:

(i)        For the period from the Separation Date through December 31, 2011, Belford agrees to provide consulting and transition services to Electromed as reasonably requested by Electromed. Belford’s status during the above-described period will be that of an independent contractor and not an employee of Electromed. Belford will not enter into any agreements or otherwise act on behalf of Electromed during such period or thereafter.

(ii)        At Electromed’s request, Belford will cooperate with Electromed in any pending or future claims or lawsuits involving Electromed where Belford has knowledge of the underlying facts. In addition, Belford will not voluntarily aid, assist, or cooperate with any claimants or plaintiffs or their attorneys or agents in any claims or lawsuits commenced in the future against Electromed; provided, however, that nothing in this Separation Agreement will be construed to prevent Belford from testifying truthfully and completely at an administrative hearing, a deposition, or in court in response to a lawful subpoena or as otherwise required by law, in any litigation or proceeding involving Electromed. Belford agrees to promptly notify Electromed as immediately as possible if he is subpoenaed or otherwise required or asked to testify in any proceeding Electromed so it has sufficient time to move to quash or otherwise lawfully prevent his testimony.

7.        Belford’s Representations and Warranties. Belford represents and warrants that to the best of his knowledge, Belford did not breach any fiduciary duties owed to Electromed and that he has not taken any action of which he is aware that could result in criminal liability for Electromed. Belford acknowledges that these representations and warranties are a material inducement for Electromed to enter into this Agreement. Electromed is not currently aware of any instances in which Belford has breached his fiduciary duties owed to Electromed or any actions he has taken that could result in criminal liability for Electromed.

8.        Return of Property. Belford acknowledges and agrees that all documents and materials relating to the business of, or the services provided by, Electromed are the sole property of Electromed. Belford agrees and represents that to the best of his knowledge (a) he has returned to Electromed all of its property (whether or not confidential or proprietary), including but not limited to, all client records, and all Electromed documents, materials, emails, and texts concerning Electromed from any and all personal media (including, but not limited to, personal computers, Blackberries, PDA’s, cell phones, etc.), whether on computer disc, hard drive or other form, and all copies thereof, within his possession or control, and (b) following his returning of all the above-described property, he then deleted or otherwise destroyed all Electromed-related information, including deleting such information from all his personal media. This provision does not relate to publicly available information about Electromed that may be in Belford’s possession, or to any data relating to Belford’s ownership of shares in Electromed.

9.        Confidentiality and Nondisparagement.

a.        Belford promises and agrees not to discuss or disclose, directly or indirectly, in any manner whatsoever, any information regarding either (i) the contents and terms of this Separation Agreement, or (ii) the substance and/or nature of any dispute between Electromed and any employee or former employee, including himself. Belford agrees that the only people with whom he may discuss this confidential information are his legal and financial advisors, and his spouse, if applicable, provided they agree to keep the information confidential, or as required by law. Notwithstanding the foregoing, Belford acknowledges that Electromed may disclose either or both of (i) the contents and terms of this Separation Agreement, and (ii) the substance and/or nature of any dispute between Electromed and any employee or former employee, including himself, as necessary or desirable in its sole discretion.

b.        Belford promises and agrees not to make or induce any other person to make derogatory or disparaging statements of any kind, oral or written, regarding the Released Parties (as defined in Section 3.e.) to any person or organization whatsoever.

c.        Provided, however, that nothing in this Section or elsewhere in this Separation Agreement will limit (i) Belford’s obligation to give truthful testimony or information to a court or governmental agency when required to do so by subpoena, court order, law, or administrative regulation, or (ii) Belford’s legal right to testify, assist, or participate in an investigation, hearing or proceeding conducted regarding a charge of discrimination filed with a governmental agency.

10.        Non-Admission. It is expressly understood that this Separation Agreement does not constitute, nor will it be construed as an admission by Electromed or Belford of any liability or unlawful conduct whatsoever. Electromed and Belford specifically deny any liability or unlawful conduct.

11.        Remedies. If Belford breaches any term of this Separation Agreement, Electromed will be entitled to its available legal and equitable remedies. If it is discovered that the representations contained in Section 7 are substantially untrue as a result of any administrative, civil or criminal complaint or investigation, Electromed will have the right, in addition to any other rights Electromed may have in law or equity, to, withhold any future payments owed under the Separation Agreement, to be offset against any costs or damages Electromed can prove were caused or incurred as a result of an actual breach by Belford. Should Electromed not prove an actual breach by Belford, any withheld amounts under this Separation Agreement shall be released and paid to Belford.

12.        Code Section 409A. Notwithstanding any other provision of this Separation Agreement to the contrary, the parties intend that this Separation Agreement will satisfy the applicable requirements, if any, of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (collectively hereinafter referred to as “409A”) in a manner that will preclude the imposition of additional taxes and interest imposed under 409A. The parties agree that the Separation Agreement will be amended (as determined by Electromed in consultation with Belford) to the extent necessary to comply with 409A, as amended from time to time, and the notices and other guidance of general applicability issued thereunder.

13.        Governing Law. This Separation Agreement and all questions arising in connection with it will be governed by the laws of the State of Minnesota.

14.        Successors and Assigns. This Separation Agreement is personal to Belford and may not be assigned by him without the written agreement of Electromed. The rights and obligations of this Separation Agreement will inure to the successors and assigns of Electromed.

15.        Severability. If a court finds any term of this Separation Agreement to be invalid, unenforceable, or void, the parties agree that the court will modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, the parties agree that the term will be severed and all other terms of this Separation Agreement will remain in effect.

16.        Entire Agreement. This Separation Agreement contains the sole offer and full agreement between Belford and Electromed relating to Belford’s employment with Electromed, the termination of such employment, and his right to severance/separation pay or benefits, and may not be modified, altered, or changed in any way except by written agreement signed by both parties. The parties agree that this Separation Agreement supersedes and terminates any and all other written and oral agreements and understandings between the parties relating to Belford’s employment with Electromed and termination thereof, compensation, benefits, and/or separation/severance payments and/or benefits, including but not limited to the Transition Agreement, the Employment Agreement and any other policies, contracts, offers, or plans. Notwithstanding the foregoing, this Separation Agreement does not supersede or terminate the Non-Compete Agreement or any separate warrant agreements between Belford and Electromed.

17.        Expiration of Offer. Belford may not sign this Separation Agreement before the Separation Date. The offer contained in this Separation Agreement will automatically expire at midnight on the later of (a) the twenty-first (21st) calendar day after the date of receipt, or (b) ten (10) days after the Separation Date (the “Expiration Date”). If Belford does not sign this Separation Agreement by the Expiration Date and promptly return it to Electromed, then the offer contained in this Separation Agreement will automatically be revoked and Belford will not receive the Separation Pay described in Section 2 of this Separation Agreement.

18.        Acknowledgment of Reading and Understanding. By signing this Separation Agreement, Belford acknowledges that he has read and obtained legal advice regarding this Separation Agreement, including the release of claims contained in Section 3, and that he understands that the release of claims is a full and final release of all claims Belford may have against Electromed and the other entities and individuals covered by the release. By signing, Belford also acknowledges and agrees that he has entered into this Separation Agreement knowingly and voluntarily.

[The remainder of this page is intentionally blank. The signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Separation Agreement and Release of Claims in the manner appropriate to each.

TERRY BELFORD

Date: 10/21/2011	/s/ Terry Belford

ELECTROMED, INC.

Date: 10/25/2011	/s/ Robert D. Hansen
By: Robert D. Hansen Its: Chief Executive Officer

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